TIFFANY & CO.
NEWS RELEASE

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Mark.aaron@tiffany.com

Award Issued in Arbitration Between The Swatch Group Ltd. and Tiffany & Co.

New York, NY (December 22, 2013)---As previously disclosed by Tiffany & Co.(NYSE: TIF) in filings with the United States Securities and Exchange Commission, certain claims and counterclaims had been pending between and among The Swatch Group Ltd. (“Swatch”) and its wholly-owned subsidiary Tiffany Watch Co. (together with Swatch, the “Swatch Parties”) and Tiffany & Co. (“Tiffany”) and its wholly-owned subsidiaries, Tiffany and Company and Tiffany (NJ) Inc. (Tiffany and such subsidiaries, together, the “Tiffany Parties”) under the agreements entered into by and among the Swatch Parties and the Tiffany Parties that came into effect in December 2007 (the “Agreements”). Such claims and counterclaims had been pending in a confidential arbitration before an arbitral panel convened pursuant to the Arbitration Rules of the Netherlands Arbitration Institute in the Netherlands.

On December 21, 2013, the arbitral panel issued an award in favor of the Swatch Parties. While one of the three members of the arbitral panel issued a Dissenting Opinion stating that the claims of the Swatch Parties should have been dismissed, in the majority opinion and award, the Swatch Parties substantially prevailed as to liability, and the Tiffany Parties substantially prevailed as to the methods of calculating damages.

Pursuant to the material provisions of the arbitral award (all amounts translated into USD as of December 21, 2013):

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In respect of certain breaches of the Tiffany Parties under the Agreements, Tiffany is to pay the Swatch Parties CHF 402.7 million (or approximately USD $449.5 million), plus interest thereon from June 30, 2012 to the date of payment at the statutory compound interest rate for damages under applicable Dutch law (which rate is currently three percent).

•	The amount awarded reflects approximately 8.8% of the amount claimed by the Swatch Parties.

•	The Tiffany Parties are required to pay two-thirds of the costs of the arbitration. That amount is Euro 0.6 million (or approximately USD $0.8 million).

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The Tiffany Parties are also required to pay two-thirds of the reasonable legal fees, expenses and other costs incurred by the Swatch Parties in connection with the arbitration. These amounts, which are to be paid in multiple currencies, aggregate to approximately USD $8.8 million.

•	The Agreements were deemed terminated by the arbitral award as of March 1, 2013.

Michael J. Kowalski, chairman and chief executive officer, stated “We were shocked and extremely disappointed with the decision of the majority of the arbitral panel. We firmly believe the panel’s ruling is not supported by the facts of this case or the various agreements between the Swatch parties and the Tiffany parties. While we are reviewing our options with our legal counsel, I want to assure you that we do have sufficient financial resources to pay the full amount. We will record a charge for the after-tax impact of the award, which we estimate to be approximately $295 - 305 million, in the fourth quarter.

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However, we do not believe that the award will impact our ability to realize our existing business plans in the short or long term, and we are extremely pleased to be moving forward with our plans to design, produce, market and distribute our own Tiffany & Co. brand watches.”

Tiffany & Co. intends to fund any amounts to be paid by the Tiffany Parties from immediately available cash on hand and funds available under its existing debt facilities. The management of Tiffany & Co. believes that the charges associated with this award will reduce earnings per diluted share for the fiscal year ended January 31, 2014 by $2.30 - $2.35 relative to the guidance issued on November 26, 2013 of $3.65 - $3.75.

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific, Japan, Europe and the United Arab Emirates and engages in direct selling through Internet, catalogue and business gift operations. For additional information, please visit www.tiffany.com.
This document contains certain “forward-looking” statements concerning the Company’s expectations with respect to its business plans, the after-tax impact of the arbitral award and earnings per share. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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TIFFANY & CO., T&CO., and TIFFANY are trademarks of Tiffany and Company.